UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

FOOTSTAR, INC.
(Name of Registrant as Specified In Its Charter)

OUTPOINT OFFSHORE FUND, LTD. OUTPOINT CAPITAL L.P. OUTPOINT GP, LLC OUTPOINT CAPITAL MANAGEMENT LLC JORDAN GRAYSON ZACHARY PRENSKY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Outpoint Group

237 Park Avenue, Suite 900

New York, NY 10017

June 4, 2008

Dear Fellow Footstar Stockholder:

The Annual Meeting of Stockholders of Footstar, Inc. (“Footstar” or the “Company”), scheduled for June 17, 2008, is rapidly approaching.  We need your support on the BLUE proxy card in order to elect our two nominees to the Footstar Board of Directors (the “Board”) to ensure that your interests are protected and a prompt wind-down and dissolution strategy are set in motion.  We need your support to protect against corporate waste and to ensure that your value is maximized.

Your support is critical this year to protect your investment in the face of the winding up of the business upon the expiration of the Kmart Agreement, which will occur on December 31, 2008.  This is your last chance to exercise your right to have meaningful stockholder representation on the Board before it becomes too late to make a difference regarding the Company’s future.  The time for you to make your voice heard is now!

THE BOARD HAS REPEATEDLY MISCHARACTERIZED AND MISREPRESENTED ITS
DEALINGS WITH JORDAN GRAYSON AND THE OUTPOINT GROUP

The Board has continuously mischaracterized past negotiations and discussions with Jordan Grayson and the Outpoint Group in its soliciting materials.  Specifically, in contrast to what the Board has publicly and falsely claimed:

•                  Outpoint never encouraged the Board to continue operations upon expiration of the Kmart Agreement, but rather asked that any potential acquisition or entry into a new line of business be put to a stockholder vote;

•                  Outpoint never claimed the Company had to reduce the size of its credit facility to pay the $1 dividend, but rather, accurately noted that it had to renegotiate its credit facility with the result that every bank in the syndicate other than Bank of America withdrew and the facility was reduced to $50 million; and

•                  Outpoint never asked the Board to pay a $3 dividend; rather, its proposal, which was rejected by the Board, would have required that a cumulative $3 in distributions be paid by December 31, 2008 AND a detailed plan of liquidation be put to a vote of stockholders by March 15, 2009.  The adoption of a definitive liquidation and dissolution plan has always been Outpoint’s primary concern.  Once the Board refused to commit to a distribution schedule, Outpoint dropped the request for $3 in cumulative dividends; however, the Board STILL rejected the proposal to lock in a date for stockholders to vote on a liquidation plan.  Any contrary claims by the Board are totally false and erroneous.

The Board also refuses to acknowledge that its $5 dividend payout did in fact jeopardize the Company’s financial well-being, as the payout pushed the Company into a net debt position, while at the same time ignoring the fact that this payout was given negative tax treatment, thus destroying stockholder value.  By declaring a taxable liquidating dividend, the Board caused stockholders to owe taxes on the entire $5 distribution, regardless of their cost basis.  Had the Board worked to ensure the dividend was treated as a return of capital, stockholders would not have owed any taxes until they sold their stock, and then only on the gains over their cost basis.  Stockholders who owned stock on April 13, 2007, as we did, saw up to 25% of the distribution disappear in taxes.  Again this year, the Board has declared another special dividend without the final determination of its tax status.

DON’T BE FOOLED BY THE BOARD’S ATTEMPTS TO DISTRACT YOU

FROM THE FACTS

Any steps that Footstar has taken regarding a potential liquidation of the Company have been very limited and have offered stockholders no real assurance about the Company’s future.  We believe that the soliciting materials that the Company has filed since filing its definitive proxy statement have focused on certain actions the Board has taken in an attempt to divert attention away from the fact that its plans for liquidation remain amorphous and its plan for distribution of the Company’s assets is nonexistent.  The Outpoint Group wants you to remember that:

•                  the TRUTH is that the Board only approved and made public its liquidation plan after Outpoint launched its proxy contest;

•                  the TRUTH is that the so-called liquidation plan provides no definitive benchmarks or timetables for liquidation;

•                  the TRUTH is that the Company’s liquidation plan is non-binding and that the Board is under no obligation to follow through with any dissolution under it; and

•                  the TRUTH is that the distribution of proceeds is not addressed by this liquidation plan.

The Board’s references to other actions the Company has taken are beside the point and do not address the reality that it is currently not bound to any definitive plan of liquidation and dissolution.  We have no problem with the way the management of Footstar has prepared the Company for the end of the Kmart contract.  But management will be leaving at the end of this year and it is the Board’s failure to act definitively that is our concern.  Nothing the Board has said answers the question of why it has refused to agree to submit a binding, definitive plan of liquidation for stockholder approval.

The Board claims that the Outpoint Group may not be “truly serious” about liquidating the Company.  This assertion is baseless given the time and effort the Outpoint Group has spent and will continue to spend in an effort to achieve just that—a prompt, tax-efficient liquidation and dissolution of the Company.

ELECT DIRECTORS WHO SHARE—AND WILL PROTECT—YOUR INTERESTS

The Board also raises a feeble argument that our nominees have “limited economic interests” in Footstar.  We believe that every stockholder has a right to be concerned about the value of his or her investment and to seek to protect it against corporate waste and a Board with potentially divergent interests.  That being said, it is worth noting that Outpoint, with its 2.8% ownership stake in the

Company’s stock, has a greater economic interest in Footstar than seven members of the Board combined, and far more than both of the directors we seek to replace.  If economic interest is the qualifying test, then the more than $3.5 million invested by Outpoint puts it at the top of the list.

But, of course, economic interest is not the only test: our nominees have extensive financial experience and will provide the business savvy and knowledge that will be crucial to adopting and implementing a tax-efficient and prompt liquidation plan.  In addition, Zachary Prensky has experience liquidating two firms in the past five years, Aluminium.com, Inc. and Spider Financial, Inc.

The Board says we have no new program for Footstar, a point which is absolutely true—we have no new plan for the Company.  The Outpoint Group has two primary goals in electing Nominees for election to the Board:  (1) to hold the Board to its as yet unfulfilled promise to put a detailed plan of liquidation to stockholders in early 2009; and (2) during a liquidation, to provide oversight and advocacy to promptly guide the Company through the process, minimizing corporate waste so that proceeds for stockholders are maximized.  This is a highly-compensated Board which has destroyed stockholder value through taxable dividends and may be in the process of doing so again.  Their share ownership is minuscule outside of the Chairman, who has been the beneficiary of a questionable reimbursement and has made at least one non-public bid for the Company.  Liquidation can be a drawn-out and expensive process riddled with conflict, corporate waste and delay.  We strongly believe Footstar needs Board members who represent all stockholders to ensure that does not happen here.

Our nominees are better qualified to represent your interests because:

•                  their primary goal is to protect your investment by working to ensure a prompt, tax efficient wind-up of the Company’s business and distribution of the proceeds;

•                  they will work to keep the Board and management accountable to stockholders and to adopt a definitive, binding plan of dissolution and distribution;

•                  they represent the Outpoint Group, which has invested in total more than $3.5 million in the Company’s stock;

•                  they have over 18 years of financial management experience between them;

•                  Zachary Prensky has personal experience in overseeing the wind-up and dissolution of two companies in the past five years; and

•                  most importantly, they are committed to protecting your investment!

PROTECT YOUR INVESTMENT!

This is the last chance for stockholders to make their voices heard.  The time for effective stockholder action is NOW—you may not get another opportunity to protect your investment.  Election of the Outpoint nominees will provide a strong stockholder voice to oppose any attempt by the Board to adopt any course of action other than prompt liquidation and prompt distribution of the liquidation proceeds to the stockholders.  We urge you to vote your shares on the BLUE proxy card TODAY - by telephone, Internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

Jordan Grayson	Zachary Prensky
(212) 808-3437	(212) 808-3437

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any White proxy card sent to you by Footstar.
If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote TODAY— by telephone, by Internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.